CONFIDENTIAL TREATMENT REQUESTED BY NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED.  THIS EXHIBIT HAS BEEN REDACTED.  REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 4.74
COMPUTER SOFTWARE COPYRIGHT ASSIGNMENT AGREEMENT

PARTY A (Assignor):  Department Service Center of Dongguan Entry-Exit Inspection and Quarantine Bureau

PARTY B (Assignee):  Beijing Ninetowns Ports Software and Technology Co., Ltd.

Department Service Center of Dongguan Entry-Exit Inspection and Quarantine Bureau (hereinafter referred to as “Party A”) and Beijing Ninetowns Digital Technology Limited Dongguan Branch (hereinafter referred to as “Party B”) have made the following agreement in respect of the copyright compensatory assignment of “Dongguan iDeclare” developed by Party A, after friendly consultation and in accordance with the principles of equality and voluntary compliance, and relevant laws and regulations of the People’s Republic of China:

I.                    NAME AND VERSION OF THE SOFTWARE

1.	Name: Dongguan iDeclare
2.	Composition: Electronic Declaration System
3.	Version: V1.0

II.                   RIGHTS AND OBLIGATIONS OF PARTY A

1.         Party A shall no longer own the copyright of the software from the execution date of this agreement.
2.         Party A should provide all source code and other relevant documents of the software to Party B.
3.         Party A shall not divulge the source code and other technical secrets of the software to the third party.
4.         Party A will not provide any technical support and consultation or participate in the market promotion, maintenance and late-stage development of the software from the execution date of this agreement.

        CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

5.         Party A has the right to supervise Party B’s promotion and after-sales support services of the software.
III.                   RIGHTS AND OBLIGATIONS OF PARTY B

1.	Party B has the copyright of the software from the execution date of this agreement.
2.         The late-stage development, maintenance and market promotion of the software shall be assumed by Party B independently from the execution date of this agreement.
3.         Party B shall not promote the products by using Party A’s resources in any forms, including market promotion in the name of Party A.
4.         During products promotion, Party B shall not violate relevant state regulations, including regulations regarding the guiding price of software.

IV.                   ASSIGNMENT FEE AND WAY OF PAYMENT

1.	Party B shall pay Party A an assignment fee of **********.
2.         Way of Payment: The payment shall be made by installment through bank accounts transfer.  The time limit and amount of installment payment are as follows:
(1)              Before October 30, 2006, ********** shall be paid;
(2)              Before November 30, 2006, ********** shall be paid.

V.                   CALCULATION METHOD OF LIQUIDATED DAMAGES OR COMPENSATION

    The party breaching this agreement shall bear the liabilities for breach of agreement in accordance with the Contract Law of the People’s Republic of China.

                        1.         Party A shall bear liabilities for breach of agreement if it violates stipulations of item 1, 2 and 3 under provision II of this agreement.  The liabilities and amount of  liquidated damages are as follows: Party A shall compensate Party B for all the input on the software by Party B.
                        2.         Party B shall bear liabilities for breach of agreement if it violates stipulations of provision III of this agreement.  The liabilities and amount of liquidated damages are as follows: Party B shall return the assigned software copyright to Party A without consideration, and pay Party A fifty percent (50%) of its income of the software promotion.

VI.                  DISPUTE RESOLUTION

If a dispute arises in the course of the performance of this agreement, both parties should engage in friendly consultation to resolve it.  If both parties are unwilling to consulate or mediate, or fail to reach unanimity through consultation and mediation, the dispute shall be resolved in accordance with the arbitration procedures.

VII.                MISCELLANEOUS

       1.         This agreement shall come into effect from the date both parties execute the agreement.
       2.         Matters not covered by this agreement will be settled through consultation by both parties.  If either party is unwilling to consulate, or fail to reach unanimity through consultation, the matters shall be resolved in accordance with the arbitration procedures.
       3.         This agreement consists of three pages and two identical copies, and each party keeps one copy.

Party A	:	Department Service Center of Dongguan Entry-Exit Inspection and Quarantine Bureau	Party B	:	Beijing Ninetowns Ports Software and Technology Co., Ltd.

Party A’s Legal Representative [Seal]			Party B’s Legal Representative [Seal]

Date: November 10, 2006			Date: November 6, 2006